Consent of Independent Auditors



The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statements (Nos. 333-122423 and 33-72400) on Form S-8 of Performance Food Group Company of our report dated February 7, 1997, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 28, 1996, which report is included in the 1996 annual report on Form 10-K of Performance Food Group Company. We also consent to the incorporation by reference in the aforementioned registration statements of our report dated February 7, 1997, relating to the financial statement schedule of the Company, which report is included in this Form 10-K.


                                            / s/ KPMG PEAT MARWICK LLP


Richmond, Virginia
March 24, 1997




Financial Data Schedule ( for SEC use only)